EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     AGREEMENT, dated this 8th day of May, 2007, between Renegy Holdings, Inc., a Delaware corporation (the “Company”) with offices at 301 W. Warner Road, Suite 132, Tempe, Arizona 85284, and Robert M. Worsley (the “Executive”),
W I T N E S S E T H:
     WHEREAS, the Company is entering into that certain Contribution and Merger Agreement by and among the Company, Catalytica Energy Systems, Inc., Snowflake Acquisition Corporation, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, the Robert M. Worsley and Christi M. Worsley Revocable Trust, Robert M. Worsley and Christi M. Worsley (the “CMA”); and
     WHEREAS in connection with the transactions contemplated under the CMA, the Company and Executive wish to enter into an employment and compensation arrangement on the terms and conditions set forth herein which shall supersede all previous agreements concerning employment between Executive and any party to the CMA;
     NOW, THEREFORE, the Company and Executive mutually agree as follows:
     1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Chief Executive Officer during the Employment Period (as defined in Section 5) and Executive agrees to perform such acts and duties and furnish such services to the Company and its affiliates consistent with such position as the Company’s Board of Directors shall from time to time direct. The Executive shall have general and active charge of the business and affairs of the Company and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board of Directors of the Company. During the Employment Period, the Company shall continue to take such actions as necessary to cause the Executive’s nomination as a member of the Board of Directors of the Company. The Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, provided, that the Executive may engage in other business activities which (i) involve no conflict of interest with the interests of the Company (subject to prior approval by the Special Committee (as defined in the CMA and only for so long as the Special Committee exists), which approval shall not be unreasonably withheld) or (ii) would not result in violation of Section 13 hereof (as determined by the Special Committee (as defined in the CMA and only for so long as the Special Committee exists)), and in the case of either (i) or (ii), which do not materially interfere with the performance by the Executive of his duties under this Agreement.
     2. Compensation. For services rendered to the Company during the term of this Agreement, the Company shall compensate the Executive with an initial salary, payable in monthly installments, of $300,000 per annum (“Base Salary”) less applicable withholding. Such Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and shall be subject to being increased but not decreased in the discretion of the Compensation Committee.

     3. Incentive Compensation. The Executive shall be eligible to receive an annual bonus on account of the Company’s 2007 fiscal year with a target payment equal to 125% of Base Salary based upon criteria developed by the Board or its Compensation Committee (the “Target Bonus”). In 2008 and subsequent years, the Target Bonus may be increased by the Board or its Compensation Committee, in its sole discretion and may only be decreased with the consent of Executive. The Target Bonus may be paid to Executive in a mixture of cash and equity compensation, as determined by the Compensation Committee in its sole discretion; provided, however, that the cash component shall be no less than 50% of the Target Bonus; provided, further, that for the 2007 fiscal year, the mixture of the 125% of the Base Salary payable as the Target Bonus shall be 50% cash and 75% equity compensation. In the event that the equity compensation component is paid in stock options, the number of options shall be determined by dividing the dollar amount by the Black-Scholes value of Company options (or by such other reasonable method of valuing Company options as the Compensation Committee shall determine), and such options shall, at a maximum, be subject to a four-year vesting schedule, with 1/48th of the covered shares vesting each month thereafter, so as to be 100% vested on the four year anniversary of the grant date, subject to Executive remaining a Service Provider, as such term is defined in the Company’s 1995 Stock Plan (“Service Provider”) on each vesting date.
     4. Benefits; Vacation. During the Employment Period, the Company shall provide or cause to be provided to the Executive such employee benefits as are provided to other executive officers of the Company, including family medical and dental, disability and life insurance, and participation in pension and retirement plans, incentive compensation plans, stock option plans and other benefit plans (collectively, the “Applicable Benefit Plans”). The Executive shall be entitled to annual vacations in accordance with the Company’s vacation policies in effect from time to time for executive officers of the Company.
     5. Term: Employment Period. The “Employment Period” shall commence on the Effective Time (as defined in the CMA) (the “Effective Date”) and shall continue for an initial term of three (3) years (the “Initial Term”). Thereafter, the Employment Period shall continue for successive one (1) year terms (the “Additional Terms”) unless either the Company or the Executive provides written notice of termination of the Employment Period not less than one hundred twenty (120) days prior to the end of the Initial Term or any Additional Term, or unless earlier terminated pursuant to Section 6. If the Executive shall remain in the full time employ of the Company beyond the Employment Period without any written agreement between the parties, this Agreement shall be deemed to continue on a month to month basis and either party shall have the right to terminate this Agreement at the end of any ensuing calendar month on written notice of at least thirty (30) days.

     6. Termination.
          (a) Executive’s employment with the company shall be “at will”. Either the Company or the Executive may terminate this Agreement and Executive’s employment at any time, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days prior written notice of termination.
          (b) Without limiting the foregoing Section 6(a), (i) the Executive may terminate his employment with the company at any time for Good Reason, or (ii) the Company may terminate his employment at any time for Cause. “Good Reason” shall mean any of the following: (i) the Company’s failure to elect or reelect, or to appoint or reappoint, Executive to the offices of President and Chief Executive Officer of the Company; (ii) material changes by the Company in the Executive’s function, duties or responsibilities of a scope less than that associated with the positions of President and Chief Executive Officer of the Company (however, it shall not be Good Reason if the Company hires, in consultation with and with the prior consent of Executive, either a President or a Chief Executive Officer); (iii) Executive’s Base Salary is reduced by the Company below the highest Base Salary of Executive in effect during the Employment Period; (iv) relocation of Executive’s principal place of employment to a place that is not within either the city limits of Tempe, Arizona, or within a radius of twenty-five (25) miles of his primary residence; (v) failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; (vi) material breach of this Agreement by the Company, which breach is not cured within five (5) days after written notice thereof is delivered to the Company; or (vii) the occurrence of a Change of Control (as defined in Section 14). “Cause” shall mean (i) the Executive’s willful, repeated or negligent failure to perform his duties hereunder and to comply with any reasonable or proper direction given by or on behalf of the Company’s Board of Directors and the continuation of such failure following twenty (20) days written notice to such effect, (ii) the Executive being guilty of serious misconduct on the Company’s premises or elsewhere, whether during the performance of his duties or not, which is reasonably likely to cause material damage to the reputation of the Company or render it materially more difficult for the Executive to satisfactorily continue to perform his duties and the continuation or a second instance of such serious misconduct following twenty (20) days written notice to such effect; (iii) the Executive being found guilty in a criminal court of any offense of a nature which is reasonably likely to materially adversely affect the reputation of the Company or to materially prejudice its interests if the Executive were to continue to be employed by the Company; (iv) the Executive’s commission of any act of fraud or theft involving the Company or its business, or any intentional tort against the Company; or (v) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement and failure to correct such violation within twenty (20) days after written notice by the Company. Notwithstanding the foregoing, “Cause” shall only be deemed to exist if it is so determined by the Board of Directors of the Company, after the Executive and his counsel are first given the opportunity to address the Board with respect to such determination at a duly noticed meeting of the Board of Directors.
          (c) “Disability” shall mean that the Executive, in the good faith determination of the Board of Directors of the Company, based on the advice of a qualified physician after a proper examination of the Executive (which Executive shall take reasonable actions to facilitate), is unable to render services of the character contemplated hereby and that such inability (i) may be expected to be permanent, or (ii) may be expected to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of twelve (12) consecutive months). Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate the Executive’s employment.
          (d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date established by the Company pursuant to Section 6(c) hereof; (iii) if this Agreement is terminated by the Company, the date on which a notice of termination is given to the Executive; (iv) if the Agreement is terminated by the Executive, the date the Executive ceases work; or (v) if this Agreement expires by its terms, the last day of the term of this Agreement. Notwithstanding the foregoing, if within thirty (30) days after any notice of termination is given, the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined to be the Termination Date, either by mutual written agreement of the parties or by binding arbitration in the manner provided in Section 21 hereof; provided that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.
     7. Severance:
          (a) If (i) the Company terminates the employment of the Executive against his will and without Cause (including by giving notice of termination of the Agreement pursuant to Section 5), or (ii) the Executive terminates his employment for Good Reason, if the Executive executes and does not revoke a standard release of claims in favor of the Company (which release shall preserve all indemnification rights of Executive and all other rights of Executive under other agreements with the Company (a “Release”)) the Executive shall be entitled to receive salary, Incentive Compensation and vacation accrued through the Termination Date, plus the following:
               (i) an amount equal to two years of Executive’s Base Salary in effect on the Termination Date;
               (ii) a pro-rated portion of the amount of Incentive Compensation Executive would earn for the fiscal year in which the termination occurs if the results of operations of the Company for the period from the beginning of such fiscal year to the Termination Date were annualized (the “Pro-Rated Incentive Compensation”); and
               (iii) full vesting of all outstanding stock options held by Executive.
The Company shall make the termination payment required hereunder within thirty (30) days of the Termination Date. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive violates the provisions of Section 13 of this Agreement in any material respect, and fails to cure such violation within thirty (30) days after written notice from the Company to the Executive detailing such violation.

          (b) If (i) the Executive voluntarily terminates his employment other than for Good Reason, (ii) the Executive’s employment is terminated due to death or Disability, or (iii) the Executive is terminated by the Company for Cause, then the Executive shall be entitled to receive salary and accrued vacation through the Termination Date only. In the event of death or Disability the Executive shall also be entitled to receive the Pro-Rated Incentive Compensation and vesting of outstanding stock options as provided in Section 7(a).
          (c) Subject to Executive timely electing continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall subsidize Executive and his eligible dependents’ COBRA premiums so that Executive pays the same premium as an active employee of the Company for a period equal to the lesser of (i) eighteen (18) months following Executive’s termination date, or (ii) the date on which Executive becomes covered under the group health plans of another employer with comparable group health benefits and levels of coverage; and
          (d) The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement or any applicable Stock Option Agreement, or pursuant to any Applicable Benefit Plan.
     8. Expenses. The Company shall pay or reimburse the Executive for all expenses normally reimbursed by the Company, reasonably incurred by him in furtherance of his duties hereunder, and authorized and approved by the Company in compliance with such rules relating thereto as the Company may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rule and regulations adopted pursuant thereto now or hereafter in effect.
     9. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.
     10. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate amounts payable pursuant hereto by seeking other employment or otherwise. The Executive’s acceptance of any such other employment shall not diminish or impair the amounts payable to the Executive pursuant hereto.
     11. Place of Performance. The Executive shall perform his duties primarily in Tempe, Arizona or locations within a reasonable proximity thereof, which location may include his primary residence, except for reasonable travel as the performance of the Executive’s duties may require.
     12. Insurance and Indemnity. During the Employment Period, if available at reasonable costs, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance covering the Executive and all other executive officers and directors in an amount of no less than $10,000,000. The Company shall also indemnify the Executive, to the fullest extent permitted by law, from any liability asserted against or incurred by the Executive by reason of the fact that the Executive is or was an officer or director of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise. This indemnity shall survive termination of this Agreement.
     13. Noncompetition.
          (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, as otherwise permitted by the CMA or with respect to any Permitted Activities (as defined in Section 13(c) below):
               (i) During the term of this Agreement, Executive will not participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in a business competitive with the business of the Company or any of its subsidiaries conducted during the term of the Executive’s employment with the Company, or which is being actively developed during the term of the Executive’s employment with the Company; and
               (ii) The Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the payments set forth in Section 7 or 14 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company or is a customer or client of the Company during the one year period following the Termination Date (“Competition”); provided, however, that following his termination of employment with the Company, Executive shall be permitted to work for an entity in Competition with the Company whose primary business is not providing products or services competitive with the products or services of the Company, so long as Executive does not engage in a business that makes such entity in Competition with the Company.
          (b) Notwithstanding the provisions of Section 13(a), Executive may, without violating this Section 13(a), own, as a passive investment, shares of capital stock of a publicly held-corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Executive represent less than three percent (3%) of the total number of shares of such corporation’s capital stock outstanding.
          (c) For the purposes of this Agreement, “Permitted Activities” shall mean those activities described on Exhibit A.

          (d) Non-Solicitation. The Executive further agrees and acknowledges, for such twelve (12) month period following termination of Executive’s employment with the Company for any reason, that Executive’s right to receive the payments set forth in Sections 7 and 14 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Executive or for any other entity or person with which or whom Executive has a business relationship.
          (e) Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
     14. Provisions After Change of Control.
          (a) In the event Executive’s employment with the Company is terminated (other than as a consequence of death or Disability) either (x) by the Company for any reason other than for Cause during a Pending Change of Control (as hereinafter defined) or within twenty-four (24) months following the occurrence of a Change of Control, or (y) by Executive for Good Reason within twenty-four (24) months following the occurrence of a Change of Control, if the Executive executes a Release, then Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 7(a), the following:
               (i) an amount equal to two (2) years of Executive’s Base Salary in effect on the Termination Date;
               (ii) the maximum amount of the Incentive Compensation which Executive could earn for the fiscal year in which the Termination Date occurs; and
               (iii) full vesting of all outstanding stock options held by Executive.
The Company shall make the termination payments required hereunder within ten (10) days of the Termination Date. Notwithstanding the foregoing, the Company shall not be required to pay the termination payments set forth in this Section 14 for any period following the Termination Date if the Executive violates the provisions of Section 13 of this Agreement in any material respect, and fails to cure such violation within thirty (30) days after written notice from the Company to the Executive detailing such violation.
          (b) For purposes of this Agreement, the term “Change of Control” shall mean:
               (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) (any of the foregoing described in this Section 14(b)(i) hereafter a “Person”) of 50% or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or
               (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or
               (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or
               (iv) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition; or
               (v) The first purchase under a tender offer or exchange offer for 50% or more of the outstanding shares of stock (or securities convertible into stock) of the Company, other than an offer by the Company or any of its subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries.

          (c) For purposes of this Agreement, the term “Pending Change of Control” shall mean the occurrence of one of the following events as the result of which a Change in Control pursuant thereto is reasonably expected within ninety (90) days after the date of determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which would result in a Change of Control; (ii) the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control; (iii) a Person makes a public announcement of a tender offer for the Common Stock of the Company, the consummation of which would result in a Change of Control; or (iv) a Person makes a public announcement of, or makes a public filing with respect to, the intention of that Person to seek to change the membership of the Board of Directors of the Company in a manner that would result in a Change of Control. A Pending Change of Control shall cease to exist upon a Change of Control.
     15. Code Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any temporary, proposed or final regulations thereunder (together, “Section 409A”) at the time of Executive’s termination, and any severance payments (including any benefits which provide for a “deferral of compensation” within the meaning of Section 409A) to be made to Executive pursuant to this Agreement will not be paid or provided in full by March 15 of the year following the year in which Executive’s “separation from service” (within the meaning of Section 409A) occurs, then only that portion of such severance payments up to the 409A Limit (as defined below) may be made within the first six (6) months following Executive’s separation from service in accordance with the applicable payment schedule. Any portion of such severance payments in excess of the 409A Limit shall accrue and, to the extent such severance payments would otherwise have been payable within the first six (6) months following Executive’s separation from service, will become payable the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent severance payments, if any, will be payable as provided in this Agreement. For purposes of this Agreement, the “409A Limit” means the lesser of:
(a) two (2) times the Executive’s annualized compensation based upon the Executive’s annual rate of pay (the determination of Executive’s annual rate of pay for this purpose shall be as determined in accordance with Section 409A if additional guidance is released after the date of this Agreement or, if no such guidance is released, Executive’s annual rate of pay shall be deemed to be Executive’s annual base salary); and
(b) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a separation from service.
The intent of this Agreement is for all payments made hereunder to comply with the requirements of Section 409A; to the extent any terms of this Agreement are ambiguous, such terms shall be interpreted in accordance with such intent.

     16. Certain Additional Payments by Company.
          (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is determined without regard to any additional payments required under this Section 16 (a “Payment”) would be subject to the excise tax imposed by Section 409A, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive, in addition to the Payment, a payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal or state income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive will have received the Gross-Up Payment in an amount equal to the Excise Tax imposed upon the Payment. The maximum amount of any Gross-Up Payment shall be $250,000.
          (b) Subject to the provision of Section 16(c), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a “Big Four” accounting firm retained by the Company as its auditor at the time such determinations are required (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is required by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to Executive within ten (10) business days of the Company’s receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 409A at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm should determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but in no event later than ten (10) business days after Executive has been informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. Executive shall not pay such claim prior to the expiration of the thirty- (30)- day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty- (30)- day period that the Company desires to consent such claim, Executive shall:
               (i) give the Company any information reasonably required by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, but not limited to, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relation to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for (A) any Excise Tax or federal or state income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses, and (B) any federal, state and local income tax imposed with respect to the payment of amounts pursuant to clause (A) above and this clause (B), based on the highest marginal income tax rate applicable to Executive for the tax year such payments are includable in his taxable income. Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing sand conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless from (X) any Excise Tax or federal or state income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and (Y) any federal, state and local income tax imposed with respect to the payment of amounts pursuant to clause (X) above and this clause (Y), based on the highest marginal income tax rate applicable to Executive for the tax year such payments are includable in his taxable income; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues within respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 16(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) and, as and when received, an amount equal to any savings in federal and state income taxes realized by Executive by reason of the payment to the Company of such refunds and interest. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 16(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.
     18. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided, however, that so long as the Special Committee (as defined in the CMA) exists, any such waiver, change, modification or discharge shall not be enforceable against the Company without the prior written consent of the Special Committee. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.
     19. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.
     20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     21. Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Arizona applicable to contracts executed and to be wholly performed within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration shall be held in Maricopa County or in such other place as the parties hereto may agree.
     22. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.
     23. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     24. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, Renegy Holdings, Inc. has caused by instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

RENEGY HOLDINGS, INC.

By	/s/ Robert Zack	/s/ Robert M. Worsley

	Robert Zack Chief Financial Officer	Robert M. Worsley
Signature Page to Employment Agreement

Exhibit A to Robert M. Worsley Employment Agreement
Permitted Activities
For the purposes of this Agreement, “Permitted Activities” shall mean any businesses activities and investments of the Executive or its affiliates that are not related to the renewable energy industry and that do not constitute a “Renewable Energy Project” (as defined in that certain Contribution and Merger Agreement by and among Renegy, Inc., Catalytica Energy Systems, Inc., Snowflake Acquisition Corporation, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust, dated on or around the date hereof (the “CMA”)), including, without limitation, those activities and investments set forth below, in each case subject to the foregoing and the restrictions set forth in Section 9.8 (“Corporate Opportunity”) of the CMA . For the avoidance of doubt, unless otherwise required by Section 1 of this Agreement, nothing in this Exhibit A shall require Employee to seek the prior written consent of the Special Committee with respect to any activity to the extent that such prior written consent is not required pursuant to Section 9.8 of the CMA.
•	Real estate and land development joint ventures;

•	Acquisitions, dispositions or exchanges of various parcels of land and mineral rights with the US federal government;

•	Sales or exchanges of mineral rights with public or private parties in Arizona, New Mexico and Colorado;

•	Sales or leasing of cell tower space, billboard space, and similar space on lands currently owned or purchased in the future;

•	Rawhide cattle and other ranching activities;

•	Mining for uranium, travertine, oil and gas, clays, water, petrified wood, sandstone/flagstone, salt, potash, sand and gravel and other minerals;

•	Farming, ranching, leasing, or other activities on property currently owned or purchased in the future;

•	Investments in non-competing public companies; and

•	Personal banking activities.